EXHIBIT 99.1

FOR IMMEDIATE RELEASE	November 14, 2005

PROPEX FABRICS INC. ANNOUNCES THIRD QUARTER 2005

FINANCIAL RESULTS

Austell, Georgia, November 14, 2005 – Propex Fabrics Inc. today announced three and nine months ended September 30, 2005 financial results.

Business Combination

Prior to December 1, 2004, we were owned by BP p.l.c. and operated under the name of Amoco Fabrics and Fibers Company in the U.S. and other names in our international locations. We were acquired by an investor group that includes investment entities affiliated with The Sterling Group, L.P., Genstar Capital, L.P., and Laminar Direct Capital, L.P., BNP Paribas Private Capital Group, through Paribas North America Inc., certain members of our senior management and certain other investors on December 1, 2004, and became a stand-alone company operating under the name Propex Fabrics Inc.

The following table presents supplemental pro forma information for each of the three and nine months ended September 30, 2005 and 2004 as if the acquisition had been completed as of the beginning of each respective period. Pro forma adjustments are based on certain estimates and assumptions and include the impact of:

•	The conversion from LIFO to FIFO inventory accounting;

•	Postretirement benefit cost reductions due to BP retaining liability for the current retiree eligible employees and our limiting the remaining plan;

•	Pension cost reductions due to BP retaining certain German pension liabilities;

•	Reduced depreciation resulting from purchase accounting adjustments to reduce the value of long- lived assets resulting from the allocation of negative goodwill;

•	Amortization of the new non-compete agreement between us and BP and other intangibles newly created as a result of the acquisition; and

•	Substitution of the new debt structure in place of the prior affiliate debt.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Increase/ (Decrease)	2005	2004	% Increase/ (Decrease)
	(dollars in millions)
Income before income taxes	$12.1	$3.0	303%	$25.5	$10.1	152%
Interest expense	5.8	2.1	176%	16.9	5.1	231%
Depreciation and amortization	5.9	6.0	(2)%	15.3	17.9	(15)%
Pro forma adjustments	—	2.2	NM	—	10.7	NM

Pro forma income before interest, income taxes, depreciation and amortization or Pro forma EBITDA (a)	$23.8	$13.3	79%	$57.7	$43.8	32%

(a)	–	Pro forma EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. Pro forma EBITDA is not a measure of performance under GAAP. We believe that pro forma EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA and pro forma EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, pro forma EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and pro forma EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.
NM	–	Percentage change not meaningful.

2005 results include certain stand-alone and other costs not included in the 2004 results, as elaborated in the below discussion. The 2005 interest expense relates to our $150 million of 10% Senior Notes due 2012 and the outstanding portion of the $110 million Senior Secured Term Loan due 2011.

Third Quarter Revenue

Total net revenue increased $5.2 million, or 3.2%, from $161.0 million in the three months ended September 30, 2004 to $166.2 million in the three months ended September 30, 2005. This net revenue increase is due to an increase in North America furnishings net revenue of $7.0 million along with a net revenue increase of $0.1 million in Europe. These segment increases were partially offset by a $1.1 million net revenue decrease in North America industrial fabrics and a $0.8 million net revenue decrease in Brazil.

Year-To-Date Revenue

Total net revenue increased $36.5 million, or 7.9%, from $459.3 million in the nine months ended September 30, 2004 to $495.8 million in the nine months ended September 30, 2005. This revenue increase is primarily due to an increase in North America furnishings net revenue of $27.7 million, along with net revenue increases of $4.7 million in North America industrial fabrics, $3.4 million in Europe and $0.7 million in Brazil.

The following table compares revenue performance for the three and nine months ended September 30, 2005 with the prior year:

	Three Months Ended September 30,			Nine Months Ended September 30,
Net Revenue	2005	2004	%Increase/ (Decrease)	2005	2004	%Increase/ (Decrease)
	(dollars in millions)
North America
Furnishings	$100.9	$93.9	7%	$296.4	$268.7	10%
Industrial Fabrics	33.9	35.0	(3)%	98.6	93.9	5%
Europe	20.8	20.7	—%	71.3	67.9	5%
Brazil	10.6	11.4	(7)%	29.5	28.8	2%

Total net revenue	$166.2	$161.0	3%	$495.8	$459.3	8%

Third Quarter Cost of Sales

Cost of sales decreased 4.6% from $145.3 million in the three months ended September 30, 2004 to $138.6 million in the three months ended September 30, 2005. The decrease in cost of sales primarily reflects lower sales volumes and lower non-raw material manufacturing costs resulting from successful cost reduction and efficiency improvement activities partially offset by higher polypropylene raw material costs and the absence of LIFO adjustment income. In addition, lower postretirement benefits and lower depreciation contributed to the decrease in cost of sales. As a percentage of net revenue, cost of sales decreased from 90.2% in the three months ended September 30, 2004 to 83.4% in the three months ended September 30, 2005, primarily due to the decreases in non-raw material manufacturing costs and higher margins.

Year-To-Date Cost of Sales

Cost of sales increased 2.7% from $405.1 million in the nine months ended September 30, 2004 to $415.9 million in the nine months ended September 30, 2005. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene, along with expenses related to the amortization of purchase accounting related inventory fair value adjustments. These additional costs were partially offset by lower volumes, lower postretirement benefits, the absence of a LIFO adjustment expense, lower depreciation and lower non-recurring charges. As a percentage of net revenue, cost of sales decreased from 88.2% in the nine months ended September 30, 2004 to 83.9% in the nine months ended September 30, 2005, primarily due to the decreases in non-raw material manufacturing costs, lower non-recurring expenses and higher margins.

Pension Curtailment Gain

The pension curtailment net gain totaled $6.0 million in the three and nine months ended September 30, 2005, as we recorded a $7.0 million curtailment gain for the reduction in the projected benefit obligation less a $1.0 million loss due to a change in discount rate assumptions related to the U.S. pension plan for salaried employees.

Third Quarter Selling, General and Administrative Expenses

Selling, general and administrative expenses increased from $10.5 million in the three months ended September 30, 2004 to $15.6 million in the three months ended September 30, 2005. As a percentage of net revenue, selling, general and administrative expenses increased from 6.5% in the three months ended September 30, 2004 to 9.4% in the three months ended September 30, 2005. North American administrative costs increased during 2005 due to the inclusion of certain stand-alone costs and the customer relationship intangible asset impairment. In 2004, BP corporate cost allocations were treated as a reconciling item and excluded from segment results. Included within selling, general and administrative expenses is our research and development expense, which totaled $2.3 million and $1.6 million in the third quarter of 2004 and 2005, respectively.

Year-To-Date Selling, General and Administrative Expenses

Selling, general and administrative expenses increased from $35.9 million in the nine months ended September 30, 2004 to $43.9 million in the nine months ended September 30, 2005. As a percentage of net revenue, selling, general and administrative expenses increased from 7.8% in the nine months ended September 30, 2004 to 8.9% in the nine months ended September 30, 2005. North American administrative costs increased during the first nine months of 2005 due to the amortization of intangible assets established under purchase accounting, the inclusion of certain stand-alone costs such as insurance premiums and certain non-recurring costs such as acquisition accounting costs, the $1.0 million in severance expense related to the departure of our former Chief Executive Officer and the customer relationship intangible asset impairment. In 2004, BP corporate cost allocations were treated as a reconciling item and excluded from segment results. Included within selling, general and administrative expenses is our research and development expense, which totaled $6.0 million and $5.1 million in the first nine months of 2004 and 2005, respectively.

Third Quarter Income Before Interest and Taxes

Income before interest and taxes increased from $4.8 million in the three months ended September 30, 2004 to 17.9 million in the three months ended September 30, 2005. North America furnishings segment income increased from $8.4 million in the three months ended September 30, 2004 to $16.1 million in the three months ended September 30, 2005 primarily due to higher unit net spreads and a portion of the non-recurring gain resulting from curtailing the U.S. salaried employees pension plan. North America industrial fabrics segment income improved from a $3.2 million loss in the three months ended September 30, 2004 to a $1.7 million profit in the three months ended September 30, 2005 primarily due to higher unit net spreads and a portion of the non-recurring gain resulting from curtailing the U.S. salaried employees pension plan. Europe segment income improved from a loss of $1.8 million in the three months ended September 30, 2004 to loss of $0.3 million in the three months ended September 30, 2005 primarily resulting from higher unit net spreads and lower fixed manufacturing costs, partially offset by lower volumes. Brazil segment income decreased from $2.0 million in the three months ended September 30, 2004 to $0.4 million in the three months ended September 30, 2005 primarily due to lower volume and lower unit net spreads in local currency.

Year-To-Date Income Before Interest and Taxes

Income before interest and taxes increased from $14.7 million in the nine months ended September 30, 2004 to $42.1 million in the nine months ended September 30, 2005. North America furnishings segment income increased from $25.2 million in the nine months ended September 30, 2004 to $37.0 million in the nine months ended September 30, 2005 primarily due to higher unit net spreads and a portion of the non-recurring gain resulting from curtailing the U.S. salaried employees pension plan. North America industrial fabrics segment income improved from a loss of $7.8 million in the nine months ended September 30, 2004 to $3.1 million of income during the nine months ended September 30, 2005 due, in part, to higher unit net spreads and a portion of the non-recurring gain resulting from curtailing the U.S. salaried employees pension plan. In addition, non-raw material manufacturing costs decreased due to cost reduction and efficiency improvement activities and the absence of a significant one-time repair expenditure, which occurred in the first nine months of 2004. Europe segment income improved from a $2.1 million loss in the nine months ended September 30, 2004 to a $0.1 million loss in the nine months ended September 30, 2005 primarily resulting from an increase in local currency unit selling costs and a reduction in manufacturing costs and selling, general and administrative costs, partially offset by lower volumes. Brazil segment income decreased from $5.4 million in the first nine months ended September 30, 2004 to $2.1 million in the nine months ended September 30, 2005 primarily due to lower volume and higher manufacturing costs due to the significant appreciation of the Brazilian real.

	Three Months Ended September 30,			Nine Months Ended September 30,
Income Before Interest and Taxes	2005	2004	% Increase/ (Decrease)	2005	2004	% Increase/ (Decrease)
	(dollars in millions)
North America
Furnishings	$16.1	$8.4	92%	$37.0	$25.2	47%
Industrial Fabrics	1.7	(3.2)	NM	3.1	(7.8)	NM
Europe	(0.3)	(1.8)	NM	(0.1)	(2.1)	NM
Brazil	0.4	2.0	(80)%	2.1	5.4	(61)%

	$17.9	$5.4	231%	$42.1	$20.7	103%

Reconciling items:
LIFO expense	—	(0.6)	NM	—	2.4	NM
Parent costs (a)	—	1.2	NM	—	3.6	NM

Income before interest and taxes	$17.9	$4.8	273%	$42.1	$14.7	186%

(a)	–	Represents BP corporate cost allocations prior to the acquisition.
NM	–	Percentage change not meaningful.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Three Months Ended September 30,			Nine Months Ended September 30,
Select Financial Data	2005	2004	%Increase/ (Decrease)	2005	2004	%Increase/ (Decrease)
	(dollars in millions)
Income before interest and taxes	$17.9	$4.8	273%	$42.1	$14.7	186%
Interest expense, net	5.8	1.8	222%	16.6	4.6	261%

Income before income taxes	12.1	3.0	303%	25.5	10.1	152%
Income taxes	4.7	2.2	114%	9.5	3.9	144%

Net income	$7.4	$0.8	825%	$16.0	$6.2	158%

Sales volume (million square yards)	649	719	(10)%	1,942	2,113	(8)%
Unit net spread, $/square yard (a)	$0.149	$0.128	16%	$0.140	$0.129	9%

(a)	–	Unit net spread is defined as revenue less raw material cost on a per square yard basis.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ from the forward looking statements: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.